Exhibit 99.1

To the Limited Partners of

CMF Aspect Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Alper Daglioglu
President and Director
Ceres Managed Futures LLC
General Partner,
CMF Aspect Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Aspect Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Aspect Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Aspect Master Fund L.P. as of December 31, 2013 and 2012, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 25, 2014

CMF Aspect Master Fund L.P.

Statements of Financial Condition

December 31, 2013 and 2012

	2013	2012
Assets:
Equity in trading account:
Cash (Note 3c)	$78,668,310	$112,320,070
Cash margin (Note 3c)	19,339,297	21,982,785
Net unrealized appreciation on open futures contracts	3,910,247	1,916,890
Net unrealized appreciation on open forward contracts	424,639	—

Total assets	102,342,493	136,219,745

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$—	$514,321
Accrued expenses:
Clearing fees due to MS&Co.	6,341	—
Professional fees	25,603	77,185

Total liabilities	31,944	591,506

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2013 and 2012	—	—
Limited Partners, 50,709.9162 and 66,085.2247 Redeemable Units outstanding at December 31, 2013 and 2012, respectively	102,310,549	135,628,239

Total liabilities and partners’ capital	$102,342,493	$136,219,745

Net asset value per unit	$2,017.56	$2,052.32

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	28	$10,206	0.01%
Energy	357	(140,896)	(0.14)
Grains	164	(154,600)	(0.15)
Indices	931	2,357,335	2.30
Interest Rates Non-U.S.	1,670	(313,045)	(0.30)
Interest Rates U.S.	307	(103,313)	(0.10)
Livestock	66	(15,973)	(0.01)
Metals	38	2,772	0.00 *
Softs	121	1,657	0.00 *

Total futures contracts purchased		1,644,143	1.61

Futures Contracts Sold
Currencies	23	17,704	0.02
Grains	515	804,265	0.79
Indices	129	(12,212)	(0.01)
Interest Rates Non-U.S.	1,379	888,110	0.87
Interest Rates U.S.	448	353,805	0.34
Metals	68	158,820	0.15
Softs	407	55,612	0.05

Total futures contracts sold		2,266,104	2.21

Unrealized Appreciation on Open Forward Contracts
Currencies	$108,294,868	1,216,696	1.19
Metals	255	326,450	0.32

Total unrealized appreciation on open forward contracts		1,543,146	1.51

Unrealized Depreciation on Open Forward Contracts
Currencies	$90,539,498	(638,057)	(0.62)
Metals	278	(480,450)	(0.47)

Total unrealized depreciation on open forward contracts		(1,118,507)	(1.09)

Net fair value		$4,334,886	4.24%

*	Due to rounding.

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Condensed Schedule of Investments

December 31, 2012

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	51	$(4,954)	(0.00)%*
Energy	122	122,191	0.09
Grains	48	(51,735)	(0.04)
Indices	1,957	1,482,765	1.09
Interest Rates Non-U.S.	2,470	192,504	0.14
Interest Rates U.S.	956	(104,033)	(0.08)
Livestock	107	(42,960)	(0.03)
Metals	77	(393,655)	(0.29)
Softs	4	9,911	0.01

Total futures contracts purchased		1,210,034	0.89

Futures Contracts Sold
Currencies	7	49,713	0.04
Energy	337	84,689	0.06
Grains	218	54,803	0.04
Indices	7	(13,090)	(0.01)
Interest Rates Non-U.S.	303	(14,640)	(0.01)
Livestock	5	3,063	0.00 *
Metals	17	(32,888)	(0.02)
Softs	446	575,206	0.42

Total futures contracts sold		706,856	0.52

Unrealized Appreciation on Open Forward Contracts
Currencies	$128,361,865	1,247,235	0.92
Metals	318	398,489	0.29

Total unrealized appreciation on open forward contracts		1,645,724	1.21

Unrealized Depreciation on Open Forward Contracts
Currencies	$129,130,041	(1,412,479)	(1.04)
Metals	436	(747,566)	(0.55)

Total unrealized depreciation on open forward contracts		(2,160,045)	(1.59)

Net fair value		$1,402,569	1.03%

*	Due to rounding.

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Statements of Income and Expenses

for the years ended

December 31, 2013, 2012, and 2011

	2013	2012	2011
Investment Income:
Interest income	$36,583	$73,689	$43,836

Expenses:
Clearing fees	261,586	194,715	150,541
Professional fees	74,268	118,844	67,760

Total expenses	335,854	313,559	218,301

Net investment income (loss)	(299,271)	(239,870)	(174,465)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(4,720,827)	(9,709,489)	18,509,553
Change in net unrealized gains (losses) on open contracts	2,932,317	(2,163,824)	(3,837,145)

Total trading results	(1,788,510)	(11,873,313)	14,672,408

Net income (loss)	$(2,087,781)	$(12,113,183)	$14,497,943

Net income (loss) per unit (Note 6)*	$(34.15)	$(189.17)	$191.21

Weighted average units outstanding	60,278.4613	67,603.5735	78,551.7054

*	Based on change in net asset value per unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended December 31, 2013, 2012, and 2011

Partners’ Capital
Partners’ capital at December 31, 2010	$157,864,059
Net income (loss)	14,497,943
Subscriptions of 12,497.0644 Redeemable Units	25,948,000
Redemptions of 16,432.8826 Redeemable Units	(34,561,002)
Distribution of interest income to feeder funds	(43,836)

Partners’ capital at December 31, 2011	163,705,164
Net income (loss)	(12,113,183)
Subscriptions of 5,085.6028 Redeemable Units	11,261,437
Redemptions of 11,998.5689 Redeemable Units	(27,151,490)
Distribution of interest income to feeder funds	(73,689)

Partners’ capital at December 31, 2012	135,628,239
Net income (loss)	(2,087,781)
Subscriptions of 3,191.4316 Redeemable Units	6,536,852
Redemptions of 18,566.7401 Redeemable Units	(37,730,178)
Distribution of interest income to feeder funds	(36,583)

Partners’ capital at December 31, 2013	$102,310,549

Net asset value per unit

2011:	$2,242.59

2012:	$2,052.32

2013:	$2,017.56

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

1.	Partnership Organization:

CMF Aspect Master Fund L.P. (the “Master”) is a limited partnership which was organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals, and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange and Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

On March 1, 2005 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”), Global Diversified Futures Fund L.P. (“Global Diversified”) and Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) each allocated a portion of their capital to the Master. Diversified 2000 purchased 43,434.9465 Redeemable Units with cash equal to $40,490,895, and a contribution of open commodity futures and forward contracts with a fair value of $2,944,052. Global Diversified purchased 16,015.3206 Redeemable Units with cash equal to $14,955,106 and a contribution of open commodity futures and forwards contracts with a fair value of $1,060,214. Tactical Diversified purchased 131,340.8450 Redeemable Units with cash equal to $122,786,448 and a contribution of open commodity futures and forward contracts with a fair value of $8,554,397. On July 1, 2005, Institutional Futures Portfolio L.P. (“Institutional Portfolio”) purchased 6,469.5213 Redeemable Units with cash equal to $7,000,000. On March 1, 2007, Global Futures Fund Ltd. (“Global Futures”) purchased 2,015.3949 Redeemable Units with cash equal to $2,500,000. On June 1, 2013, Custom Solutions Fund L.P. — Series A (“Custom Solutions”) allocated a portion of its capital to the Master and purchased 487.1564 Redeemable Units with cash equal to $1,000,000. The Master was formed to permit commodity pools managed by Aspect Capital Limited (the “Advisor”) using the Diversified Program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the period covered by the report, the Master’s commodity brokers were Morgan Stanley and Co. LLC (“MS&Co.”) and Citigroup Global Markets Inc. (“CGM”).

The Master operates under a structure where its investors consist of Institutional Portfolio, Diversified 2000, Global Diversified, Tactical Diversified, Global Futures and Custom Solutions (each a “Feeder,” collectively the “Funds”). Institutional Portfolio, Diversified 2000, Global Diversified, Tactical Diversified, Global Futures and Custom Solutions owned approximately 7.0%, 9.5%, 5.3%, 69.9%, 5.9% and 2.4% of the Master at December 31, 2013, respectively. Institutional Portfolio, Diversified 2000, Global Diversified, Tactical Diversified and Global Futures owned approximately 11.2%, 6.6%, 3.6%, 72.1% and 6.5% of the Master at December 31, 2012, respectively.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The Master will be liquidated upon the first to occur of the following: December 31, 2024; or under certain other circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master including derivative financial instruments and derivative commodity instruments are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that, based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that, based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04, “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

(codified in ASC 820), it conformed the use of the term “fair value” in certain pre-codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available were priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2013 and 2012, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During years ended December 31, 2013 and 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$5,332,127	$5,332,127	$—	$—
Forwards	1,543,146	326,450	1,216,696	—

Total assets	6,875,273	5,658,577	1,216,696	—

Liabilities
Futures	$1,421,880	$1,421,880	$—	$—
Forwards	1,118,507	480,450	638,057	—

Total liabilities	2,540,387	1,902,330	638,057	—

Net fair value	$4,334,886	$3,756,247	$578,639	$—

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$3,856,242	$3,856,242	$—	$—
Forwards	1,645,724	398,489	1,247,235	—

Total assets	5,501,966	4,254,731	1,247,235	—

Liabilities
Futures	$1,939,352	$1,939,352	$—	$—
Forwards	2,160,045	747,566	1,412,479	—

Total liabilities	4,099,397	2,686,918	1,412,479	—

Net fair value	$1,402,569	$1,567,813	$(165,244)	$—

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying instruments, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net income (loss) on investments in the Statements of Income and Expenses.

f.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

g.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2010 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

j.	Recent Accounting Pronouncements. In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”. ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Master is currently evaluating the impact this pronouncement would have on the financial statements.

k.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM/MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). During the second quarter of 2013, the Master also entered into a foreign exchange brokerage account agreement with MS&Co. The Master has terminated the CGM Customer Agreement.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $21,982,785.

Under the MS&Co. Customer Agreement and the foreign exchange brokerage account agreement, the Master will pay MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $19,339,297. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co Customer Agreement with the Master gives, and CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition, as the criteria under Accounting Standards Codification (“ASC”) 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2013 and 2012 were 6,620 and 7,317, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2013 and 2012 were 1,153 and 860, respectively. The monthly average notional values of currency forward contracts during the years ended December 31, 2013 and 2012 were $236,689,913 and $219,292,161, respectively.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master’s investments as of December 31, 2013 and December 31, 2012, respectively.

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition
Assets
Futures	$5,332,127	$(1,421,880)	$3,910,247
Forwards	1,543,146	(1,118,507)	424,639

Total Assets	$6,875,273	$(2,540,387)	$4,334,886

Liabilities
Futures	$(1,421,880)	$1,421,880	$—
Forwards	(1,118,507)	1,118,507	—

Total Liabilities	$(2,540,387)	$2,540,387	$—

Net fair value			$4,334,886

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition
Assets
Futures	$3,856,242	$(1,939,352)	$1,916,890
Forwards	1,645,724	(1,645,724)	—

Total Assets	$5,501,966	$(3,585,076)	$1,916,890

Liabilities
Futures	$(1,939,352)	$1,939,352	$—
Forwards	(2,160,045)	1,645,724	(514,321)

Total Liabilities	$(4,099,397)	$3,585,076	$(514,321)

Net fair value			$1,402,569

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2013 and 2012.

Assets	December 31, 2013
Futures Contracts
Currencies	$33,995
Energy	91,307
Grains	809,232
Indices	2,370,073
Interest Rates Non-U.S.	1,206,918
Interest Rates U.S.	368,967
Livestock	5,947
Metals	209,752
Softs	235,936

Total unrealized appreciation on open futures contracts	$5,332,127

Liabilities
Futures Contracts
Currencies	$(6,085)
Energy	(232,203)
Grains	(159,567)
Indices	(24,950)
Interest Rates Non-U.S.	(631,853)
Interest Rates U.S.	(118,475)
Livestock	(21,920)
Metals	(48,160)
Softs	(178,667)

Total unrealized depreciation on open futures contracts	$(1,421,880)

Net unrealized appreciation on open futures contracts	$3,910,247 *

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

Assets	December 31, 2013
Forward Contracts
Currencies	$1,216,696
Metals	326,450

Total unrealized appreciation on open forward contracts	$1,543,146

Liabilities
Forward Contracts
Currencies	$(638,057)
Metals	(480,450)

Total unrealized depreciation on open forward contracts	$(1,118,507)

Net unrealized apppreciation on open forward contracts	$424,639 **

**	This amount is included in “Net unrealized apppreciation on open forward contracts” on the Statements of Financial Condition.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

Assets	December 31, 2012
Futures Contracts
Currencies	$65,038
Energy	477,159
Grains	90,755
Indices	1,600,426
Interest Rates Non-U.S.	873,466
Interest Rates U.S.	28,234
Livestock	7,203
Metals	48,260
Softs	665,701

Total unrealized appreciation on open futures contracts	$3,856,242

Liabilities
Futures Contracts
Currencies	$(20,279)
Energy	(270,279)
Grains	(87,687)
Indices	(130,751)
Interest Rates Non-U.S.	(695,602)
Interest Rates U.S.	(132,267)
Livestock	(47,100)
Metals	(474,803)
Softs	(80,584)

Total unrealized depreciation on open futures contracts	$(1,939,352)

Net unrealized appreciation on open futures contracts	$1,916,890 *

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

Assets	December 31, 2012
Forward Contracts
Currencies	$1,247,235
Metals	398,489

Total unrealized appreciation on open forward contracts	$1,645,724

Liabilities
Forward Contracts
Currencies	$(1,412,479)
Metals	(747,566)

Total unrealized depreciation on open forward contracts	$(2,160,045)

Net unrealized depreciation on open forward contracts	$(514,321)**

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011.

Sector	2013		2012		2011
Currencies	$(1,683,430)		$(3,244,081)		$(444,000)
Energy	(9,690,305)		(1,748,257)		3,614,785
Grains	1,058,083		(1,241,844)		(2,732,976)
Indices	11,103,927		(3,639,645)		(3,381,594)
Interest Rates U.S.	(2,169,587)		35,737		8,313,644
Interest Rates Non-U.S.	(6,490,498)		4,860,795		14,028,266
Livestock	(181,581)		(512,085)		(834,025)
Metals	5,230,464		(6,953,488)		(3,027,356)
Softs	1,034,417		569,555		(864,336)

Total	$(1,788,510	)***	$(11,873,313	)***	$14,672,408 ***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request has been made to the General Partner at least three business days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Net realized and unrealized gains (losses)*	$(33.50)	$(188.46)	$191.54
Interest income	0.61	1.10	0.56
Expenses**	(1.26)	(1.81)	(0.89)

Increase (decrease) for the year	(34.15)	(189.17)	191.21
Distribution of interest income to feeder funds	(0.61)	(1.10)	(0.56)
Net asset value per unit, beginning of year	2,052.32	2,242.59	2,051.94

Net asset value per unit, end of year	$2,017.56	$2,052.32	$2,242.59

*	Includes clearing fees.

**	Excludes clearing fees.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

	2013	2012	2011
Ratios to average net assets:
Net investment income (loss)***	(0.2)%	(0.2)%	(0.1)%

Operating expenses	0.3%	0.2%	0.1%

Total return	(1.7)%	(8.4)%	9.3%

***	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forwards, swaps and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards, swaps and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot be accurately predicted. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period, as CGM and/or MS&Co. or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM and/or MS&Co. the Master’s counterparty is an exchange or clearing organization. The Master continue to be subject to such risks with respect to MS&Co.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.